Calculation of Filing Fee Tables(1)

Form 424B2

(Form Type)

Keurig Dr Pepper Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2027	457(r)	$350,000,000	100.000%	$350,000,000	0.00014760	$51,660.00

Fees to Be Paid	Debt	5.100% Senior Notes due 2027	457(r)	$750,000,000	99.874%	$749,055,000	0.00014760	$110,560.52

Fees to Be Paid	Debt	5.050% Senior Notes due 2029	457(r)	$750,000,000	99.723%	$747,922,500	0.00014760	$110,393.36

Fees to Be Paid	Debt	5.200% Senior Notes due 2031	457(r)	$500,000,000	99.801%	$499,005,000	0.00014760	$73,653.14

Fees to Be Paid	Debt	5.300% Senior Notes due 2034	457(r)	$650,000,000	99.806%	$648,739,000	0.00014760	$95,753.88

Fees to Be Paid	Debt	Guarantees of Debt Securities(2)	457(n)	—	—	—	—	—

Total				$3,000,000,000		$2,994,721,500		$442,020.89

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate registration fee is payable with respect to any such guarantees.